AZZ Inc. Announces Fiscal Year 2023 Second Quarter Results

October 7, 2022 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), the leading independent provider of hot-dip galvanizing and coil coating solutions, today announced financial results for the second quarter ended August 31, 2022.
Achieved Sales of $406.7 million and Adjusted EPS of $1.24

Second Quarter 2022 Highlights (all metrics compared to Second Quarter 2021 unless otherwise noted)

◦Record Sales of $406.7 million, including first full quarter of AZZ Precoat Metals
◦Record Adjusted EBITDA of $100.5 million
◦Net loss of $(58.6) million due to recording the estimated loss on the divestiture of AIS JV. As adjusted net income of $35.9 million, up $16.9 million or 89.3%
◦Diluted EPS of $(1.91). Adjusted EPS of $1.24, up $0.48 or 63.2%
◦Returned $4.2 million to shareholders through dividends
◦Effective tax rate of 18.1% compared to 20.6%
◦Infrastructure Solutions segment classified as assets held for sale and moved to discontinued operations

Key Financial Metrics

Second Quarter - Fiscal Year 2023
	As Reported (GAAP)		Adjusted
	Q2-FY2023	Q2-FY2022	Q2-FY2023	Q2-FY2022

Sales	$406,710	$131,434	$406,710	$131,434
EBITDA	(17,130)	36,756	100,476	36,756
EBITDA as percent of Sales	—	—	—	—
Net income (loss) available to common shareholders	(58,610)	18,978	35,920	18,978
Diluted earnings (loss) per share (EPS)(1)	$(1.91)	$0.76	$1.24	$0.76
Diluted shares used in EPS	29,059	25,135	29,059	25,135

Year-to-Date - Fiscal Year 2023
	As Reported (GAAP)		Adjusted
	Q2-FY2023	Q2-FY2022	Q2-FY2023	Q2-FY2022

Sales	$613,844	$260,650	$613,844	$260,650
EBITDA	37,101	79,521	167,333	79,521
EBITDA as percent of Sales	—	—	—	—
Net income (loss) available to common shareholders	(34,533)	41,315	70,067	41,315
Diluted earnings (loss) per share (EPS)(1)	$(1.26)	$1.64	$2.55	$1.64
Diluted shares used in EPS	27,428	25,216	27,428	25,216

(1) The numerator for the calculation of As Reported Diluted earnings (loss) per share includes the impact of dividends on preferred stock and after-tax interest expense on Convertible Notes, and is calculated as follows:

	Q2-FY2023	Q2-FY2022	YTD-FY2023	YTD-FY2022
Net income (loss) available to common shareholders	(58,610)	18,978	(34,533)	18,978
After-tax interest expense on Convertible Notes	2,006	—	2,554	—
Dividends on Preferred Stock	1,040	—	1,040	—
Numerator for diluted earnings (loss) per share
available to common shareholders	(55,564)	18,978	(30,939)	18,978

"We delivered record quarterly sales and solid adjusted earnings per share that increased 63.2%. We were pleased with our first full quarter as a focused metal coatings business, in what is a traditionally strong season for both segments,” said Tom Ferguson, President and Chief Executive Officer. “These results reflect the strength of our businesses, our team's ability to execute at a high level, and the completion of a major phase of our strategic transformation efforts. I remain pleased with the team’s ability to manage the increasing costs of materials and labor, through pricing and operational improvement initiatives, while focusing on providing outstanding customer service. As we progress through the seasonally slower back half of the year, our overall outlook remains positive, although we are seeing signs of economic slowing in some areas. We are well positioned to create sustainable growth across our businesses and long-term value for our shareholders.”

Second Quarter Fiscal Year 2023 Segment Review

Metal Coatings Segment (41% of sales)
Record sales of $165.8 million, up 26.2%. Improved sales were driven by pricing strategies to offset inflationary costs, and increased volume for hot-dip galvanizing within the renewables, utility, OEM, and construction markets. Results this quarter include both DAAM Galvanizing, Steel Creek Galvanizing, and the addition of AZZ Tubular Products that previously was reported as part of the divested AIS segment.

Operating income improved to $45.0 million, up 40.4% and operating margin improved to 27.1% or 270 basis points, due to strong operational performance, strategic pricing, and $5.1 million received from a real estate sale and two insurance settlements. EBITDA of $53.0 million was up 34.1% versus the prior year's second quarter.

Precoat Metals Segment (59% of sales)
Record sales of $240.9 million. Increased sales were driven primarily by significantly higher average selling price from paint cost pass-through. Higher operating costs driven by inflation.

Operating income totaled $36.2 million, and operating margin for the quarter was 15.0%. Excluding the impact of additional quarterly depreciation and amortization of $2.2 million and $4.6 million, respectively, operating margins would have been 17.8%.

EBITDA of $49.6 million, or 20.6% was within the range of expectations, although higher than normal customer inventories posed some productivity and efficiency headwinds.

Balance Sheet, Liquidity and Capital Allocation

The Company generated year-to-date operating cash flows of $42.0 million through strong earnings and managing working capital to mitigate supply chain volatility while supporting strong sales growth. At the end of the second quarter, cash and cash equivalents were $14.3 million. AZZ did not purchase company stock in the second quarter and approximately $55.2 million remains on the current authorization with no expiration. Capital expenditures for continuing operations were $12.3 million during the quarter, and $2.9 million related to discontinued operations.

Subsequent Event

On September 30, 2022, the Company completed the transaction whereby AZZ contributed its AZZ Infrastructure Solutions segment to AIS Investment Holdings LLC (the “AIS JV”) and sold a 60% interest in the AIS JV to Fernweh Group. The Company received proceeds from the sale of approximately $108.0 million, as well as $120.0 million that was funded by committed debt financing taken on by the AIS JV, for total cash received of $228 million.

Financial Outlook and Key Assumptions

Due to the acquisition of Precoat Metals, and the recently announced completion of the divestiture of a controlling (60%) interest in the Company’s Infrastructure Solutions segment, via the AIS JV, AZZ will not issue full-year fiscal year 2023 guidance at this time. We anticipate returning to our normal cadence of issuing guidance prior to fiscal year 2024.

Mr. Ferguson continued, “as we have previously stated, for the balance of fiscal 2023, we remain highly focused on executing upon our growth strategy and various initiatives within both our Metal Coatings and Precoat Metals segments. The underlying fundamentals of our business remain strong and provide us a good foundation upon which to execute our strategic plan. As part of our corporate commitment to Trust, Respect, Accountability, Integrity, Teamwork and Sustainability (“TRAITS”), we continue to carefully manage our workforce to ensure a safe and healthy operating environment, while leveraging our operational capacity to match our customers’ demand for our products and services. Previously, we have disclosed a desire for AZZ to become predominately a metal coatings company to drive growth and enhance shareholder value, and believe the actions completed over the past two quarters have delivered upon that commitment.”

Conference Call Details

AZZ Inc. will conduct a live conference call with Tom Ferguson, Chief Executive Officer, and Philip Schlom, Chief Financial Officer to discuss financial results for the second quarter of fiscal year 2023 today, Tuesday, October 11, 2022, at 11:00 A.M. ET. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company’s Investor Relations page at http://www.azz.com/investor-relations.

A replay of the call will be available at (877) 344-7529 or (412) 317-0088 (international), replay access code: 2145531, through October 18, 2022, or by visiting http://www.azz.com/investor-relations for the next 90 days.

There will be a slide presentation accompanying today’s event. The Company’s slide presentation for the call will be available on the Investor Relations page at http://www.azz.com/investor-relations.

About AZZ Inc.

AZZ Inc. is the leading independent provider of hot-dip galvanizing and a variety of metal coating solutions and coil coating solutions to a broad range of end-markets. AZZ’s Metal Coatings segment (AMC) is a leading provider of metal finishing solutions for corrosion protection, including hot-dip galvanizing, spin galvanizing, powder coating, anodizing and plating, to the North American steel fabrication industry. AZZ’s Precoat Metals segment (APM) is a leading provider of aesthetic and corrosion protective coatings to the North American steel and aluminum coil market. Collectively, our coatings segments provide sustainable, unmatched coating solutions that enhance the longevity and appearance of buildings, products and infrastructure that are essential to everyday life.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our products and services, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the metal coatings markets. In addition, within each of the markets we serve, our customers and our operations could potentially continue to be adversely impacted by the ongoing COVID-19 pandemic, including governmental issued mandates regarding the same. We could also experience additional increases in labor costs, components and raw materials, including zinc and natural gas, which are used in our hot-dip galvanizing process; supply-chain vendor delays; customer requested delays of our products or services; delays in additional acquisition or disposition opportunities; currency exchange rates; availability of experienced management and employees to implement AZZ’s growth strategy; a downturn in market conditions in any industry relating to the products we inventory or sell or the services that we provide; economic volatility or changes in the political stability in the United States and other foreign markets in which we operate; acts of war or terrorism inside the United States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2022 and other filings with the Securities and Exchange Commission (“SEC”), available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:
David Nark, Senior Vice President of Marketing, Communications and Investor Relations
AZZ Inc.
(817) 810-0095
www.azz.com

Investor Contact:
Joe Dorame, Managing Partner
Lytham Partners
(602) 889-9700
www.lythampartners.com

---Financial tables on the following page---

AZZ Inc.
Condensed Consolidated Statements of Income
(dollars and shares in thousands, except per share data)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2022	2021	2022	2021
Sales	406,710	131,434	613,844	260,650
Cost of sales	305,155	94,991	452,236	188,062
Gross margin	101,555	36,443	161,608	72,588

Selling, general and administrative	37,414	16,481	69,558	31,200
Operating income from continuing operations	64,141	19,962	92,050	41,388

Interest expense	28,144	1,731	35,615	3,391
Other (income) expense, net	55	45	28	(15)
Income from continuing operations before income taxes	35,942	18,186	56,407	38,012
Income tax expense	10,822	3,918	15,922	12,131
Net income from continuing operations	25,120	14,268	40,485	25,881
Income from discontinued operations, net of tax	6,737	4,710	15,449	15,434
Estimated loss on disposal of discontinued operations, net of tax	(89,427)	—	(89,427)	—
Net income (loss) from discontinued operations	(82,690)	4,710	(73,978)	15,434
Net income (loss)	(57,570)	18,978	(33,493)	41,315
Accrued dividends on preferred stock	(1,040)	—	(1,040)	—
Net income (loss) available to common shareholders	$(58,610)	$18,978	$(34,533)	$41,315

Earnings per common share from continuing operations
Basic	$0.97	$0.57	$1.59	$1.04
Diluted	$0.93	$0.57	$1.57	$1.03
Earnings per common share from discontinued operations
Basic earnings (loss) per share	$(3.33)	$0.19	$(2.99)	$0.62
Diluted earnings (loss) per share	$(2.85)	$0.19	$(2.70)	$0.61
Earnings per common share from consolidated operations
Basic earnings (loss) per share	$(2.36)	$0.76	$(1.39)	$1.65
Diluted earnings (loss) per share	$(1.91)	$0.76	$(1.13)	$1.64

Diluted weighted average shares outstanding	29,059	25,135	27,428	25,216

AZZ Inc.
Segment Reporting
(dollars in thousands)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2022	2021	2022	2021
Sales:
Metal Coatings	$165,849	$131,434	$329,293	$260,650
Precoat Metals	240,861	—	284,551	—
Total sales	$406,710	$131,434	$613,844	$260,650

Operating income:
Metal Coatings	$44,996	$32,047	$90,266	$63,961
Precoat Metals	36,213	—	42,861	—
Corporate	(17,068)	(12,085)	(41,077)	(22,573)
Total operating income from continuing operations	$64,141	$19,962	$92,050	$41,388

AZZ Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	August 31, 2022	February 28, 2022
Assets:
Current Assets	$443,372	$184,869
Property, Plant and Equipment, Net	496,125	193,358
Other assets, net	1,243,674	246,924
Assets of discontinued operations	401,576	507,876
Total assets	$2,584,747	$1,133,027

Liabilities and Shareholders’ Equity:
Current liabilities	$270,328	$62,247
Long-term debt due after one year, net	1,238,170	226,484
Other liabilities	115,075	64,441
Liabilities of discontinued operations	101,553	112,490
Shareholders' equity	859,621	667,365
Total liabilities and shareholders' equity	$2,584,747	$1,133,027

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Six Months Ended August 31,
	2022	2021
Net cash provided by operating activities of continuing operations	$42,011	$31,258
Net cash used in investing activities of continuing operations	(1,313,120)	(8,163)
Net cash provided by (used in) financing activities of continuing operations	1,245,096	(26,348)
Cash provided by discontinued operations	22,770	4,100
Effect of exchange rate changes on cash	2,501	(197)
Net increase (decrease) in cash and cash equivalents	(742)	650
Cash and cash equivalents at beginning of period	15,082	14,837
Cash and cash equivalents at end of period	14,340	15,487
Less: Cash and cash equivalents from discontinued operations at end of period	(3,000)	(3,000)
Cash and cash equivalents from continuing operations at end of period	$11,340	$12,487

AZZ Inc.
Non-GAAP Disclosure
Adjusted Earnings Measures
(dollars in thousands, except per share data)
(unaudited)

In addition to reporting financial results in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), the Company has provided adjusted earnings, adjusted earnings per share, Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") and Adjusted EBITDA (collectively, the “Adjusted Earnings Measures”), which are non-GAAP measures. Management believes that the presentation of these measures provides investors with a greater transparency comparison of operating results across a broad spectrum of companies, which provides a more complete understanding of the Company’s financial performance, competitive position, and prospects for the future. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted operating income, adjusted earnings and adjusted earnings per share, to assess operating performance and that such measures may highlight trends in the Company’s business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.
In the second quarter of fiscal 2021, the Company developed and began the implementation of a plan to divest certain non-core businesses and later, divested several non-core businesses. During the three and six months ended August 31, 2022, the Company did not recognize any restructuring and impairment charges. The following tables provides a reconciliation for the three and six months ended August 31, 2022 and 2021 between the various measures calculated in accordance with GAAP to the Adjusted Earnings Measures (dollars in thousands, except per share data):

	Three Months Ended		Six Months Ended
	August 31, 2022		August 31, 2022
	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)
Net income (loss) available to common shareholders and diluted earnings per share	$(58,610)		$(34,533)
Impact of after-tax interest expense for Convertible Notes	2,006		2,554
Impact of Preferred share dividends	1,040		$1,040
Net income for diluted earnings per share	$(55,564)	(1.91)	$(30,939)	(1.13)
Adjustments:
Acquisition and transaction related expenditures(2)	2,706	0.09	15,236	0.56
Estimated loss on discontinued operations	114,900	3.95	114,900	4.19
Subtotal	117,606	4.05	130,136	4.74
Tax benefit(3)	(26,122)	(0.90)	(29,130)	(1.06)
Total adjustments	91,484	3.15	101,006	3.68
Adjusted earnings and adjusted earnings per share	$35,920	$1.24	$70,067	$2.55

(1) Earnings per share amounts included in the table above may not sum due to rounding differences.
(2) Includes expenses related to the Precoat acquisition as well as the divestiture of the AZZ Infrastructure Solutions business.
(3) Tax benefit consists of 21% federal statutory rate and 3% blended state tax rate for acquisition and transaction related expenditures and depreciation and amortization, and 22.2% for Estimated loss on discontinued operations.

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2022	2021	2022	2021
Net income (loss)	$(57,570)	$18,978	$(33,493)	$41,315
Interest Expense	28,148	1,755	35,621	3,451
Income Tax (Benefit) Expense	(12,712)	4,878	(5,150)	12,525
Depreciation and Amortization	25,004	11,000	40,123	22,083
Total Adjustments	40,440	17,633	70,594	38,059
Non-GAAP EBITDA	(17,130)	36,611	37,101	79,374
Acquisition and transaction-related expenditures	2,706	—	15,332	—
Estimated loss on disposal of discontinued operations	114,900	—	114,900	—
Adjusted EBITDA	$100,476	$36,611	$167,333	$79,374